Exhibit (a)(1)(D)

ODD LOT CERTIFICATION FORM

CERTIFICATION FORM TO BE COMPLETED BY ALL OWNERS OF LESS THAN 100 SHARES
SUBMIT THIS FORM WITH A PROPERLY COMPLETED AND SIGNED LETTER OF
TRANSMITTAL

Shareholders holding less than 100 Shares (also known as “Odd Lot Holders”) who tender all of their Shares will have all of their Shares accepted for payment even if the Offer to Purchase is over-subscribed. Odd-lot Shareholders who wish to take advantage of this preference must submit a properly completed Letter of Transmittal which indicates that all of the Shareholder’s Shares are being tendered.

The aforementioned preference is only available to Odd Lot Holders who tender all of their Shares. This preference is not available to partial tenders of less than all of the shareholder’s Shares or to beneficial or record holders of an aggregate of 100 or more Shares (even if these holders have separate accounts representing fewer than 100 Shares). Accordingly, this section is to be completed only if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 Shares.

By checking the box below and including this form with a signed Letter of Transmittal, the tendering shareholder hereby certifies that the tendering shareholder is either (check only one box):

☐	the beneficial or record owner of an aggregate of less than 100 Shares; or
IF YOU ARE AN OWNER OF LESS THAN 100 SHARES (AN ODD LOT), PLEASE RETURN THIS FORM WITH A PROPERLY COMPLETED AND SIGNED LETTER OF TRANSMITTAL

☐
a broker, dealer, commercial bank, trust company or other nominee that (a) is tendering for the beneficial owner(s), Shares with respect to which it is the record holder and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of less than 100 Shares.